SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
March 16, 2006

Date of Report (date of earliest event reported)
ALTIRIS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-49793	87-0616516

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
588 West 400 South
Lindon, Utah 84042

(Address of principal executive offices)
(801) 805-2400

(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
     During the preparation of the financial statements for the period ended December 31, 2005, we determined that it would be advisable to record a valuation allowance against deferred income tax assets in the form of net operating losses in some of our foreign subsidiaries. The financial results for the period as reported in our earnings release on February 1, 2006, did not include such a valuation allowance. As a result, our earnings release reported a lower provision for income taxes and correspondingly higher net income and earnings per share on a GAAP basis than what would have been reported had the valuation allowance been recorded. The financial statements contained in this report have been adjusted to reflect a net increase to our provision for income taxes in the amount of $1.3 million and a net decrease in earnings per share of $0.04 per diluted share. The Non-GAAP diluted earnings per share previously reported in the February 1, 2006 earnings release were not affected.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTIRIS, INC.
By:	/s/ Gregory S. Butterfield
Gregory S. Butterfield
President and Chief Executive Officer

Dated: March 16, 2006